UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 21, 2005

OGE ENERGY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638

(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321

(Address of Principal Executive Offices)	(Zip Code)

405-553-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

OGE Energy Corp. (“OGE Energy”) is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 740,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

On September 21, 2005, OGE Energy announced that Enogex has agreed to sell Enogex Arkansas Pipeline Corporation, an Enogex subsidiary which owns a 75 percent interest in the NOARK Pipeline System, L.P. (“NOARK”) to Atlas Pipeline Partners, L.P. The NOARK assets include a 565-mile Federal Energy Regulatory Commission regulated interstate pipeline known as Ozark Gas Transmission, extending from southeastern Oklahoma through Arkansas to southeastern Missouri. It also includes a 365-mile unregulated gas-gathering system known as Ozark Gas Gathering, located in eastern Oklahoma and western Arkansas. The consideration for the shares will be approximately $163 million of cash plus an adjustment for net working capital. A portion of the proceeds will be used to redeem $26 million of outstanding debt associated with NOARK. The transaction is expected to provide an after-tax book gain of slightly more than $50 million. For further information regarding this transaction, see the stock purchase agreement and press release which are attached as Exhibit 10.01 and Exhibit 99.01 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

10.01	Stock purchase agreement dated September 21, 2005, by
and between Enogex Inc. and Atlas Pipeline Partners, L.P.

99.01	Press release dated September 21, 2005, announcing OGE
Energy Corp.’s Enogex Subsidiary to Sell its Interest in
Ozark Assets to Atlas Pipeline Partners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By	/s/ Scott Forbes
Scott Forbes
Controller

(On behalf of the registrant and in his
capacity as Chief Accounting Officer)

September 27, 2005

Exhibit 10.01

STOCK PURCHASE AGREEMENT

by and between

ENOGEX INC.

and

ATLAS PIPELINE PARTNERS, L.P.

Dated as of September 21, 2005

                                                                                                                                                  Page

ARTICLE I	DEFINITIONS AND RULES OF CONSTRUCTION	1
1.1	Definitions	1
1.2	Rules of Construction	9
ARTICLE II	PURCHASE AND SALE; CLOSING	10
2.1	Purchase and Sale of Shares	10
2.2	Consideration	10
2.3	Purchase Price Adjustment	10
2.4	Final Purchase Price	11
2.5	The Closing	12
ARTICLE III	REPRESENTATIONS AND WARRANTIES RELATING TO
	SELLER	12
3.1	Organization of Seller	12
3.2	Authorization; Enforceability	12
3.3	No Conflict; Consents	12
3.4	Ownership of Shares	13
3.5	Litigation	13
3.6	Brokers’ Fees	13
ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATED TO EAPC	13
4.1	Organization of EAPC	13
4.2	No Conflict; Consents	14
4.3	Capitalization	14
4.4	Ownership of Partnership Interests	15
4.5	Litigation	15
4.6	EAPC Financial Statements	15
4.7	EAPC Taxes	16
4.8	No Other Business	16
ARTICLE V	REPRESENTATIONS AND WARRANTIES RELATING TO
	NOARK	16
5.1	Organization of NOARK	16
5.2	No Conflict; Consents	16
5.3	NOARK Subsidiaries	17

-i-

(continued)

                                                                                                                                                  Page

5.4	NOARK Financial Statements	17
5.5	No Undisclosed Liabilities	17
5.6	Absence of Certain Changes	18
5.7	Contracts	18
5.8	Intellectual Property	19
5.9	Litigation	20
5.10	Employee Benefit Plans	20
5.11	NOARK Taxes	21
5.12	Environmental Matters	22
5.13	Compliance with Laws; Permits	22
5.14	No FERC Proceedings	23
5.15	Insurance	23
5.16	Labor Relations	23
5.17	Throughput Data and Information	24
5.18	Title to Assets; Sufficiency	24
ARTICLE VI	REPRESENTATIONS AND WARRANTIES RELATING TO
	BUYER	24
6.1	Organization of Buyer	25
6.2	Authorization; Enforceability	25
6.3	No Conflict; Consents	25
6.4	Litigation	25
6.5	Brokers’ Fees	25
6.6	Financial Ability	25
6.7	Securities Law Compliance	26
ARTICLE VII	COVENANTS	26
7.1	Conduct of Business	26
7.2	Access	27
7.3	Third Party Approvals	30
7.4	Regulatory Filings	30
7.5	Employee and Benefit Matters	30
7.6	Seller Marks	33

-ii-

(continued)

                                                                                                                                                  Page

7.7	Books and Records; Access	33
7.8	Notifications and Permits; FERC Order 2004; Shared Frequencies	33
7.9	Director and Officer Indemnification	34
7.10	Company Guaranties	34
7.11	Conversion into Single-Member Limited Liability Company	35
7.12	Redemption of NOARK Notes	35
7.13	Seller Interconnection Points	36
ARTICLE VIII	TAX MATTERS	36
8.1	Responsibility for Filing Tax Returns and Paying Taxes	36
8.2	Responsibility for Tax Audits and Contests	36
8.3	Tax Sharing Agreements	37
8.4	Tax Refunds	37
8.5	Transfer Taxes	37
8.6	Disputes over Tax Provisions	37
8.7	Indemnification for Consolidated Group Tax Liability	37
8.8	Section 754 Election	37
ARTICLE IX	CONDITIONS TO CLOSING	37
9.1	Conditions to Obligations of Buyer	37
9.2	Conditions to the Obligations of Seller	38
ARTICLE X	INDEMNIFICATION	39
10.1	Survival	39
10.2	Indemnification	40
10.3	Procedures	41
10.4	Waiver of Other Representations	43
10.5	Exclusive Remedy and Release	43
ARTICLE XI	TERMINATION	43
11.1	Termination	43
11.2	Effect of Termination	44
ARTICLE XII	MISCELLANEOUS	44
12.1	Notices	44

-iii-

(continued)

                                                                                                                                                  Page

12.2	Assignment	45
12.3	Rights of Third Parties	45
12.4	Expenses	46
12.5	Counterparts	46
12.6	Entire Agreement	46
12.7	Disclosure Schedule	46
12.8	Acknowledgment by Buyer	46
12.9	Amendments	46
12.10	Publicity	46
12.11	Severability	47
12.12	Governing Law; Jurisdiction	47

-iv-

LIST OF EXHIBITS

Exhibit A	Form of Transition Services Agreement

LIST OF SCHEDULES

Schedule 1.1(a)	Knowledge
Schedule 1.1(b)	Liens
Schedule 2.2	Consideration
Schedule 4.6	EAPC Financial Statements
Schedule 4.7	EAPC Taxes
Schedule 4.8	No Other Business
Schedule 5.2	Conflict; Consents
Schedule 5.3	Foreign Jurisdictions
Schedule 5.4	NOARK Financial Statements
Schedule 5.5	Undisclosed Liabilities
Schedule 5.6	Absence of Certain Changes
Schedule 5.7	Material Contracts
Schedule 5.7(c)	Enforceability of Material Contracts
Schedule 5.9	Litigation
Schedule 5.10(a)	Plans
Schedule 5.10(b)	Description of Plans
Schedule 5.11	Taxes
Schedule 5.12	Environmental Matters
Schedule 5.13(b)	FCC Licenses

-v-

Schedule 5.14	FERC Proceedings
Schedule 5.15	Insurance
Schedule 5.16	Labor Relations
Schedule 5.17	Throughput Data and Information
Schedule 5.18	Title to Assets; Sufficiency
Schedule 6.3	No Conflict; Consents
Schedule 6.6	Financing Commitment
Schedule 7.5(a)	Eligible Employees
Schedule 7.5(h)	Severance Benefits

-vi-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of September 21, 2005 (this “Agreement”), is entered into by and between Enogex Inc., an Oklahoma corporation (“Seller”), and Atlas Pipeline Partners, L.P., a Delaware limited partnership (“Buyer”).

RECITALS

WHEREAS, Enogex Arkansas Pipeline Corporation, an Oklahoma corporation (“EAPC”), owns a 74% general partner interest and a 1% limited partner interest of NOARK Pipeline System, Limited Partnership, an Arkansas limited partnership (“NOARK”);

WHEREAS, NOARK owns and operates (a) a FERC-regulated interstate natural gas transmission pipeline system extending from southeast Oklahoma through Arkansas to southeast Missouri known as Ozark Gas Transmission, L.L.C. and (b) various natural gas gathering systems that are not subject to FERC regulation, as well as associated equipment and systems;

WHEREAS, Seller owns all of the issued and outstanding common stock, par value $1.00 per share (the “Shares”) of EAPC; and

WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1        Definitions. As used herein, the following terms shall have the following meanings:

“Accountants” has the meaning provided such term in Section 2.3(b)(iv).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Redemption Funding Amount” shall mean the sum of (i) the Redemption Price (as defined in the NOARK Indenture) plus (ii) any unpaid interest on the Seller Portion of the NOARK Notes accrued to the Designated Redemption Date.

“Agreed Rate” means (a) the annual rate of interest published by The Wall Street Journal as one-month LIBOR on the Business Day that interest begins to accrue under Section 2.4 plus (b) 250 basis points per annum, such rate to change each month on the monthly anniversary of such Business Day based on the quotation of one month LIBOR in The Wall Street Journal on the latest day on or prior to such anniversary that The Wall Street Journal is published.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Balance Sheet Date” means July 31, 2005.

“Base Purchase Price” has the meaning provided such term in Section 2.2.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the States of Oklahoma and New York and that is not otherwise a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning provided such term in Section 10.2(b).

“CERCLA” means the Federal Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.

“Claim Notice” has the meaning provided such term in Section 10.3(a).

“Closing” has the meaning provided such term in Section 2.5.

“Closing Date” has the meaning provided such term in Section 2.5.

“Closing Net Working Capital” has the meaning provided such term in Section 2.3(b)(i).

“Closing Payment” has the meaning provided in such term in Section 2.3(a).

“Closing Statement” has the meaning provided such term in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Guaranties” means those guaranties, letters of credit, bonds, sureties and other forms of credit support or assurances provided by Seller or its Affiliates (other than any member of the NOARK Group) in support of obligations of NOARK or any NOARK Subsidiary.

“Company Securities” has the meaning provided such term in Section 4.3(b).

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of June 14, 2005, between Buyer and Seller.

“Constituents of Concern” any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, friable asbestos, or PCBs, the handling, storage, treatment or exposure of or to which is subject to regulation under any Environmental Law.

“Continuing Employee” has the meaning provided such term in Section 7.5(b).

“Contract” means any legally binding agreement, commitment, lease, license or contract, but excluding Plans.

“Delivering Party” has the meaning provided such term in Section 2.3(b)(i).

“Designated Redemption Date” has the meaning provided such term in Section 7.12.

“Direct Claim” has the meaning provided such term in Section 10.3(d).

“Disclosure Schedule” means the schedules attached hereto.

“Dispute Notice” has the meaning provided such term in Section 8.1.

“Dollars” and “$” mean the lawful currency of the United States.

“EAPC” has the meaning provided such term in the recitals of this Agreement.

“EAPC Financial Statements” has the meaning provided such term in Section 4.6.

“Easements” has the meaning provided such term in Section 5.18(b).

“Eligible Employees” has the meaning provided such term in Section 7.5(a).

“Environmental Law” means all applicable Laws and Environmental Permits of any Governmental Authority relating to the protection of health or the environment, including: (a) all requirements pertaining to liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; and (b) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated or approved thereunder. The term “Environmental Law” includes, without limitation, CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts.

“Environmental Permits” all permits, licenses, registrations, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the business.

“Existing Interconnect” means any pipeline interconnect existing on the date hereof that connects a NOARK System with a Seller System.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FERC” means the United States Federal Energy Regulatory Commission.

“Financing Commitment” has the meaning provided such term in Section 6.6.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hire Date” has the meaning provided such term in Section 7.5(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness for Borrowed Money” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guaranty with respect to indebtedness for borrowed money of another Person.

“Indemnified Party” has the meaning provided such term in Section 10.3(a).

“Indemnifying Party” has the meaning provided such term in Section 10.3(a).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“IRS” means Internal Revenue Service of the United States.

“Knowledge” as to Seller means the actual knowledge of those persons listed on Schedule 1.1(a).

“Law” means any applicable statute, writ, law, common law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, or any requirement under the common law, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on and as of such date.

“Lien(s)” means any charges, pledges, options, mortgages, deeds of trust, hypothecations, encumbrances or security interests.

“Losses” has the meaning provided such term in Section 10.2.

“Management Committee” means the committee that manages NOARK pursuant to the Partnership Agreement and as further defined therein.

“Material Adverse Effect” means, with respect to any Person, any circumstance, change or effect that (a) is materially adverse to the business, operations (including results of operation), assets, liabilities or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) that materially impedes the ability of such Person or any of its Affiliates to complete the transactions contemplated herein, but in respect of NOARK and the NOARK Subsidiaries shall exclude for purposes of clause (a) above any circumstance, change or effect resulting or arising from: (i) any change in general economic conditions in the industries or markets in which NOARK or any of the NOARK Subsidiaries operates; (ii) seasonal reductions in revenues and/or earnings of NOARK or any of the NOARK Subsidiaries in the ordinary course of its business and consistent with past performance; (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iv) changes in Law, GAAP, RAP or the interpretation thereof; (v) subject to the final sentence of each of Sections 3.3, 4.2 and 5.2, the entry into or announcement of this Agreement or actions contemplated by this Agreement or the consummation of the transactions contemplated hereby; (vi) matters that will be reflected in the determination of the Net Working Capital as of the Closing Date; or (vii) the loss of any employee of EAPC, NOARK or any Eligible Employee.

“Material Contracts” has the meaning provided such term in Section 5.7(a).

“Net Working Capital” means, as of any given date, an amount (which may be positive or negative) equal to 75% of the total current assets of NOARK and the NOARK Subsidiaries as of such date minus the sum of 75% of the total current liabilities of NOARK and the NOARK Subsidiaries as of such date (excluding short-term debt identified on the NOARK Financial Statements and excluding accrued interest with respect to the NOARK Notes), in each case determined in accordance with RAP and without giving effect to the transactions contemplated hereby. Notwithstanding any provision in this Agreement to the contrary, and as illustrated on Schedule 2.2, for purposes of calculating Net Working Capital as of any given date, the cash component included in current assets will be the actual EAPC cash allocation amount as detailed on the monthly “NOARK Pipeline System, LP Recap of Cash Balances Schedule” as of such date.

“NOARK” has the meaning provided such term in the recitals to this Agreement.

“NOARK Financial Statements” has the meaning provided such term in Section 5.4.

“NOARK Group” means, collectively, EAPC, NOARK and the NOARK Subsidiaries.

“NOARK Group Documents” means, collectively, all data room materials and all books and records of the NOARK Group that relate to the business or operations of EAPC or NOARK on or before the Closing Date.

“NOARK Indenture” means the Indenture, dated as of June 1, 1998, between NOARK Pipeline Finance L.L.C. and UMB Bank, N.A., successor trustee to The Bank of New York (the “Trustee”).

“NOARK Notes” means the notes in an original aggregate principal amount of $80,000,000 authenticated, issued and delivered pursuant to the NOARK Indenture.

“NOARK Permits” has the meaning provided such term in Section 5.13(b).

“NOARK Subsidiaries” means, collectively, NOARK Pipeline Finance, L.L.C., an Oklahoma limited liability company, Ozark Gas Transmission, L.L.C., an Oklahoma limited liability company, Ozark Gas Gathering, L.L.C., an Oklahoma limited liability company, and NOARK Energy Services, L.L.C., an Oklahoma limited liability company.

“NOARK System” means any pipeline system owned by any member of the NOARK Group on the date hereof.

“NOARK Workforce” has the meaning provided such term in Section 5.16.

“Objection Notice” has the meaning provided such term in Section 2.3(b)(iii).

“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.

“Parties” means Seller and Buyer.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of NOARK Pipeline System, Limited Partnership, dated as of January 12, 1998, as amended.

“Partnership Interests” has the meaning provided such term in Section 4.4.

“Permits” means authorizations, licenses, permits, franchises, grants, variances, exemptions, consents, approvals, orders or certificates issued by Governmental Authorities; provided, right-of-way agreements and similar approvals are not included in the definition of Permits.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business and listed on Schedule 1.1(b), (d) the rights of licensors and licensees under licenses executed in the ordinary course of business, (e) restrictive covenants, easements and defects, imperfections or irregularities of title, if any, as would not reasonably be expected to materially and adverse affect the use or operation of the assets affected thereby, (f) purchase money Liens and Liens securing rental payments under capital lease arrangements listed on Schedule 1.1(b), (g) preferential purchase rights and other similar arrangements listed on Schedule 1.1(b) with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (h) restrictions on transfer listed on Schedule 1.1(b) with respect to which consents or waivers are obtained for this transaction, (i) any Liens created pursuant to operating or similar agreements, (j) Liens entered into in the ordinary course of business that do not secure the payment of Indebtedness for Borrowed Money and that do not materially and adversely affect the ability of NOARK to conduct its business, (k) Liens referenced in any agreements listed on Schedule 1.1(b), (l) Liens referenced in the Disclosure Schedules, (m) Liens contained in the Organizational Documents of NOARK, (n) Liens listed on Schedule 1.1(b) and (o) Liens created by Buyer, or its successors or assigns.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Plans” has the meaning provided such term in Section 5.10(a).

“Post-Closing Tax Period” means any Tax period (or a portion thereof) that is not a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period (or a portion thereof) ending on or before the Closing Date.

“Purchase Price” has the meaning provided such term in Section 2.2.

“RAP” means the regulatory accounting principles set forth in the Uniform System of Accounts prescribed by the FERC.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of material expense.

“Receiving Party” has the meaning provided such term in Section 2.3(b)(i).

“Representatives” means a Person’s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).

“Required Contract” has the meaning provided such term in Section 7.1(b)(xi).

“Restricted Information” has the meaning provided such term in Section 7.2(c).

“Retention Period” has the meaning provided such term in Section 7.7(b).

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller Guaranty” means the Guaranty, dated as of June 1, 1998, by the Seller in favor of the Trustee.

“Seller Indemnified Parties” has the meaning provided such term in Section 10.2(a).

“Seller Marks” has the meaning provided such term in Section 7.6.

“Seller Portion” means the portion of the NOARK Notes guaranteed by the Seller Guaranty.

“Seller System” means any pipeline system owned by Seller or an Affiliate of Seller that is controlled by Seller (other than a member of the NOARK Group).

“Shared Frequencies” means those frequencies that (i) are covered by licenses issued by the United States Federal Communications Commission that are listed on Schedule 5.13(b) and (ii) have been historically shared by Seller and certain members of the NOARK Group.

“Shares” has the meaning provided such term in the recitals to this Agreement.

“Signatory Member” has the meaning provided such term in Section 5.7(c).

“Straddle Period” has the meaning provided such term in Section 8.1.

“Submission” has the meaning provided such term in Section 2.3(b)(iv).

“Submission Deadline” has the meaning provided such term in Section 2.3(b)(iv).

“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Governmental Authority including any amendments thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Third Party Claim” has the meaning provided such term in Section 10.3(a).

“Transition Services Agreement” has the meaning provided such term in Section 9.1(f).

“Trustee” has the meaning provided such term in the definition of NOARK Indenture.

“United States” means United States of America.

1.2	Rules of Construction.

(a)        All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)        If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)        With respect to Seller, or any member of the NOARK Group, the term “ordinary course of business” will be deemed to refer to the ordinary conduct of the Business in a manner consistent with the past practices and customs of Seller, or such member of the NOARK Group, as the case may be.

(d)        The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)        The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)         All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(g)        All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or RAP, as applicable.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1        Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Shares, free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws.

2.2        Consideration. In consideration for the purchase of the Shares contemplated by Section 2.1, Buyer shall pay to Seller an aggregate of $173,247,812 in cash by wire transfer of immediately available funds to an account designated by Seller, subject to adjustment as provided in Section 2.3 (the “Purchase Price”). If Closing Net Working Capital is less than $10,247,812 then the Purchase Price shall be decreased dollar-for-dollar by such amount. If Closing Net Working Capital is greater than $10,247,812, then the Purchase Price shall be increased dollar-for-dollar by such amount.

2.3	Purchase Price Adjustment.

(a)        Closing Payment. At the Closing, Buyer shall pay to Seller the Closing Payment in cash by wire transfer of immediately available funds to the accounts designated by Seller. The “Closing Payment” shall be the Purchase Price that would result if the Closing Net Working Capital were the actual Net Working Capital as of the Balance Sheet Date (as reflected in the NOARK Financial Statements as of the Balance Sheet Date).

(b)	Post-Closing Purchase Price Reconciliation.

(i)         As soon as reasonably practicable following the Closing Date, and in any event within 30 days thereafter, Buyer shall prepare and deliver to Seller a calculation of Closing Net Working Capital as of the Closing Date (“Closing Net Working Capital”), together with reasonably detailed supporting information (the “Closing Statement”), provided, however, that notwithstanding the foregoing, if within such 30-day period Seller is providing accounting services under the Transition Services Agreement, and if requested in writing by Buyer, Seller shall prepare and deliver to Buyer the Closing Statement. For purposes of this Section, the Party that prepares and delivers the Closing Statement is called the “Delivering Party” and the Party that receives the Closing Statement is called the “Receiving Party.”

(ii)         From and after the delivery of the Closing Statement, the Buyer shall provide the Seller and its Representatives reasonable access to the records and employees of EAPC and shall cause the employees of EAPC to cooperate in all reasonable respects with the Seller in connection with its review of such work papers and other documents and information relating to the calculation of Closing Net Working Capital as of the Closing Date as the Seller shall reasonably request and that are available to the Buyer and EAPC or their independent public accountants.

(iii)        Within 45 days after the Receiving Party’s receipt of the Closing Statement, the Receiving Party shall notify the Delivering Party as to whether the Receiving Party agrees or disagrees with the Closing Statement and, if the Receiving Party disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement (“Objection Notice”). If the Receiving Party provides a notice of agreement or does not provide a notice of disagreement within such 45-day period, then the Receiving Party shall be deemed to have accepted the calculations and the amounts set forth in the Closing Statement delivered by the Delivering Party, which shall then be final, binding and conclusive for all purposes hereunder. If any such notice of disagreement is timely provided, then the Parties shall each use Reasonable Efforts for a period of 30 days thereafter to resolve any disagreements with respect to the calculations in the Closing Statement.

(iv)        If, at the end of the 30-day resolution period, the Parties are unable to resolve any disagreement between them with respect to the preparation of the Closing Statement, then each Party shall deliver simultaneously to KPMG LLP (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by the Parties; the accounting firm ultimately chosen, the “Accountants”)) the Objection Notice and the Closing Statement (each a “Submission”) within five days of retaining the Accountants (the “Submission Deadline”). The Parties shall instruct the Accountants to (a) determine whether Buyer’s Submission or the Seller’s Submission most accurately reflects the calculation of Closing Net Working Capital (i.e., the Accountants will not have authority to select a figure for Closing Net Working Capital other than one of the two Submissions), and (b) to deliver its written determination of the selected Submission (which Submission shall serve as the definitive figures for Closing Net Working Capital) to Seller and Buyer no later than the 20th day after the Submission Deadline.

(v)        The fees and disbursements of the Accountants shall be paid by the party whose Submission is not selected by the Accountants. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder. Such amounts as finally determined by the Accountant shall be used to determine the Purchase Price.

2.4        Final Purchase Price. If, after Closing Net Working Capital has been determined under Section 2.3(b), the Purchase Price is less than the Closing Payment, Seller shall, within five Business Days after the final determination of Closing Net Working Capital under Section 2.3(b), promptly pay to Buyer in cash by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to such difference. If the Closing Payment is less than the Purchase Price, Buyer shall, within five Business Days after the final determination of Closing Net Working Capital pursuant to Section 2.3(b), promptly pay to Seller in cash by wire transfer of immediately available funds to the accounts designated by Seller, an amount equal to such difference. Any payment due either Buyer or Seller under this Section 2.4 shall accrue interest at an annual rate equal to the Agreed Rate, which interest shall begin to accrue on the Business Day following the day such payment was due and end on the date such payment is made.

2.5        The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jones Day, 717 Texas Avenue, Houston, Texas 77002, commencing on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article IX or such other date as Buyer and Seller may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

3.1        Organization of Seller. Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of Oklahoma.

3.2        Authorization; Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3        No Conflict; Consents. Except as would not reasonably be expected to have a Material Adverse Effect on the ability of Seller to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and shall not:

(a)        violate any Law applicable to Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b)	violate any Organizational Document of Seller;

(c)        require any filing with or permit, consent or approval of, or the giving of any notice to, any Person; or

(d)        (i) breach any Material Contract to which Seller is a party or by which Seller may be bound, (ii) result in the termination of any such Material Contract, (iii) result in the creation of any Lien under any Material Contract or (iv) constitute an event that, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

For purposes of this Section 3.3, Material Adverse Effect shall be determined without giving effect to clause (v) of the exclusions to the definition of Material Adverse Effect.

3.4	Ownership of Shares.

(a)        Seller owns good and valid title to all of the Shares, and such Shares are lawfully owned of record and beneficially by the Seller, free and clear of any Liens or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares, subject only to applicable securities Laws).

(b)        The Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment, option, proxy, right of first refusal or understanding, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

3.5        Litigation. As of the date of this Agreement (a) there are no lawsuits or actions before any Governmental Authority pending or, to the Knowledge of Seller, threatened in writing against Seller that would reasonably be expected to have a Material Adverse Effect on the ability of Seller to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon Seller that would reasonably be expected to have a Material Adverse Effect on the ability of Seller to perform its obligations under this Agreement.

3.6        Brokers’ Fees. Except for Lehman Brothers, Inc., no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates. No Person other than Seller has any liability or obligations for any costs or expenses related to Seller’s engagement of Lehman Brothers, Inc.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATED TO EAPC

Except as disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

4.1        Organization of EAPC. EAPC is a corporation, duly incorporated, validly existing and in good standing under the laws of Oklahoma and has the requisite corporate power and authority to own or lease its assets and to conduct its business as it is now being conducted.

EAPC is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on EAPC or NOARK. Seller has made available to Buyer true copies of all existing Organizational Documents of EAPC. The minute books of EAPC, NOARK and each NOARK Subsidiary, true and complete copies of which have been made available to Buyer, contain true and correct records of all meetings and other corporate or organizational actions held or taken of its stockholders (or, if applicable, members) and board of directors or similar governing body (including committees thereof). No meeting of any of any such board or body or such committees has been held for which minutes have not been prepared and are not contained in such minute books.

4.2        No Conflict; Consents. Except as would not reasonably be expected to have a Material Adverse Effect on the ability of EAPC to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and shall not:

(a)        violate any Law applicable to EAPC or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b)        violate any Organizational Document of EAPC;

(c)        require any filing with or permit, consent or approval of, or the giving of any notice to, any Person; or

(d)        (i) breach any Material Contract to which EAPC is a party or by which EAPC may be bound, (ii) result in the termination of any such Material Contract, (iii) result in the creation of any Lien under any Material Contract or (iv) constitute an event that, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

For purposes of this Section 4.2, Material Adverse Effect shall be determined without giving effect to clause (v) of the exclusions to the definition of Material Adverse Effect.

4.3	Capitalization.

(a)        The Shares constitute all of the issued and outstanding shares of capital stock of EAPC. The Shares are duly authorized, validly issued, fully paid, nonassessable and are free and clear of any Lien or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares, subject only to applicable securities Laws) and were not issued in violation of any preemptive or other similar right.

(b)        There are no (i) outstanding shares of capital stock, equity interests or other securities of EAPC other than the Shares, (ii) outstanding securities of EAPC convertible into, exchangeable or exercisable for shares of capital stock, equity interests or other securities of EAPC, (iii) authorized or outstanding options, warrants or other rights to purchase or acquire from EAPC, or obligations of EAPC to issue, any capital stock, equity interests or other securities, including securities convertible into or exchangeable for capital stock or other securities of EAPC or (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of shares, units or interests of EAPC on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of EAPC to repurchase, redeem or otherwise acquire any Company Securities.

(c)        Except for the Partnership Interests described in Section 4.4 and except for any indirect interest in any NOARK Subsidiary, EAPC does not own, directly or indirectly, any capital stock, equity interests or other securities of any Person. EAPC does not have any Subsidiaries except for NOARK and the NOARK Subsidiaries.

4.4        Ownership of Partnership Interests. EAPC has good title to, holds of record and owns beneficially 75% of the partnership interests in NOARK comprised of a 74% general partner interest and a 1% limited partner interest (collectively, the “Partnership Interests”). Except as set forth in the Partnership Agreement, EAPC owns the Partnership Interests free and clear of any Liens or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interests, subject only to applicable securities Laws). The Partnership Interests are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar right. There are no (i) outstanding partnership interests, equity interests or other securities of NOARK other than the Partnership Interests and the 25% general partner interest owned by Southwestern Energy Pipeline Company, (ii) outstanding securities of NOARK convertible into, exchangeable or exercisable for partnership interests, equity interests or other securities of NOARK, (iii) authorized or outstanding options, warrants or other rights to purchase or acquire from NOARK, or obligations of NOARK to issue, any partnership interests, equity interests or other securities, including securities convertible into or exchangeable for partnership interests or other securities of NOARK or (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of interests of NOARK on any matter. There are no outstanding obligations of NOARK to repurchase, redeem or otherwise acquire any partnership interests in NOARK.

4.5        Litigation. As of the date of this Agreement (a) there are no lawsuits or actions before any Governmental Authority pending or, to the Knowledge of Seller, threatened in writing against EAPC that would reasonably be expected to have a Material Adverse Effect on EAPC or on the ability of Seller to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon EAPC that would reasonably be expected to have a Material Adverse Effect on EAPC or on the ability of Seller to perform its obligations under this Agreement.

4.6        EAPC Financial Statements. Schedule 4.6 sets forth true and complete copies of the unaudited balance sheets of EAPC as of December 31, 2004 and the Balance Sheet Date (collectively, the “EAPC Financial Statements”). The EAPC Financial Statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP, in all material respects, the financial position of EAPC as of such dates, except for normal year-end adjustments and the absence of footnotes.

4.7        EAPC Taxes. Except as set forth on Schedule 4.7, or as would not reasonably be expected to have a Material Adverse Effect on EAPC, (a) all Tax Returns required to be filed by EAPC have been filed, (b) all Taxes shown as due on such Tax Returns have been paid, (c) there are no Liens on any of the assets of EAPC that arose in connection with any failure to pay any Tax, (d) there is no claim pending by any Governmental Authority in connection with any Tax, (e) no Tax Returns are under audit or examination by any Governmental Authority, (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return or the assessment or collection of any Tax, (g) to the Knowledge of Seller, no written claim has been made by any Governmental Authority in a jurisdiction where EAPC does not file a Tax Return that it is or may be subject to taxation in that jurisdiction and (h) EAPC is not a party to any Tax allocation or sharing arrangement.

4.8        No Other Business. Except as disclosed on Schedule 4.8, since November 6, 1997, EAPC has not engaged in any business or other activity other than in connection with its ownership of the Partnership Interests.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO NOARK

Except as disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

5.1        Organization of NOARK. NOARK is duly formed, validly existing and in good standing under the laws of Arkansas and has the requisite limited partnership power and authority to own or lease its assets and to conduct its business as it is now being conducted. NOARK is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole. Seller has made available to Buyer true copies of all existing Organizational Documents of NOARK and each of its Subsidiaries.

5.2        No Conflict; Consents. Except as set forth on Schedule 5.2 and except as would not reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and shall not:

(a)        violate any Law applicable to NOARK or any NOARK Subsidiary or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b)        violate any Organizational Document of NOARK or any NOARK Subsidiary;

(c)        require any filing with or permit, consent or approval of, or the giving of any notice to, any Person; or

(d)        (i) breach any Material Contract, (ii) result in the termination of any such Material Contract, (iii) result in the creation of any Lien under any Material Contract, or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

For purposes of this Section 5.2, Material Adverse Effect shall be determined without giving effect to clause (v) of the exclusions to the definition of Material Adverse Effect.

5.3        NOARK Subsidiaries. NOARK does not have any Subsidiaries except for the NOARK Subsidiaries. Each NOARK Subsidiary is duly formed, validly existing and in good standing as a limited liability company under the laws of Oklahoma and has the requisite limited liability company power and authority to own or lease its assets and to conduct its business as it is now being conducted. Schedule 5.3 sets forth the jurisdictions in which each NOARK Subsidiary is duly licensed or qualified. NOARK has good and valid title to, holds of record and owns beneficially 100% of the membership interests in each NOARK Subsidiary, free and clear of any Liens or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interests, subject only to applicable securities Laws) and is the sole member of each NOARK Subsidiary. Such membership interests are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar right.

5.4        NOARK Financial Statements. Schedule 5.4 sets forth true and complete copies of the following financial statements (collectively, the “NOARK Financial Statements”): (a) the audited consolidated balance sheet of NOARK and the NOARK Subsidiaries as of, and for the year ended, December 31, 2004, together with the related audited consolidated statements of income, changes in partners’ capital and cash flow for the period then ended prepared in accordance with RAP; and (b) the unaudited consolidated balance sheet of NOARK and the NOARK Subsidiaries as of, and for the year-to-date ended on, the Balance Sheet Date, together with the related unaudited consolidated statements of income, changes in partners’ capital and cash flow for the period then ended prepared in accordance with GAAP. The NOARK Financial Statements present fairly in accordance with RAP and GAAP, in all material respects, the financial position and the results of operations of NOARK and the consolidated NOARK Subsidiaries as of, and for the periods ended on, such dates, except for normal year-end adjustments and the absence of footnotes with respect to the NOARK Financial Statements described in clause (b) of this Section 5.4.

5.5        No Undisclosed Liabilities. Except as disclosed on Schedule 5.5, or as would not reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole, neither NOARK nor any NOARK Subsidiary has any Indebtedness for Borrowed Money, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the EAPC Financial Statements or the NOARK Financial Statements or in the notes thereto in accordance with RAP, that (a) is not shown on the EAPC Financial Statements or the NOARK Financial Statements or the notes thereto or (b) in the case of any obligation or liability other than Indebtedness for Borrowed Money, was not incurred in the ordinary course of business since the Balance Sheet Date.

5.6        Absence of Certain Changes. Except as disclosed on Schedule 5.6, since the Balance Sheet Date, (a) there has not been any Material Adverse Effect on the NOARK Group, taken as a whole, and (b) the business of NOARK and the NOARK Subsidiaries has been conducted, in all material respects, only in the ordinary course of business consistent with past practice.

5.7	Contracts.

(a)        Schedule 5.7 contains a true and complete listing of (x) all Company Guaranties that have a face amount or secure obligations in excess of $50,000 and (y) the following Contracts in effect on the date of this Agreement and to which any member of the NOARK Group is a party (each Contract that is required to be listed on Schedule 5.7 being “Material Contracts”):

(i)         except for any intercompany indebtedness that will be cancelled prior to Closing, each Contract for Indebtedness for Borrowed Money, involving an obligation in excess of $250,000;

(ii)         each natural gas transportation and gathering services Contract that individually involves revenues to any member of the NOARK Group in excess of $250,000 for the year-to-date period ended on the Balance Sheet Date, other than Contracts required to be disclosed pursuant to clause (vi) below;

(iii)        each Contract involving a remaining commitment by any member of the NOARK Group to undertake capital expenditures with respect to its business in excess of $250,000;

(iv)        each Contract for lease of personal property or real property involving aggregate payments in excess of $50,000 in any calendar year ending after the date hereof;

(v)        each employment Contract involving aggregate payments in excess of $50,000 in any calendar year ending after the date hereof, and each Contract providing retention, severance or project bonus payments in excess of $50,000 individually or $100,000 in the aggregate, in each case that have not been paid in full as of the date of this Agreement;

(vi)        except for Contracts of the nature described in clause  (ii) above, each Material Contract between Seller or a Seller Affiliate (other than EAPC or NOARK) on the one hand, and any member of the NOARK Group, on the other hand, that will survive the Closing;

(vii)       each Contract that provides for a limit on the ability of any member of the NOARK Group to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(viii)      each material swap, option, hedge, futures or similar instrument or Contract involving natural gas or other commodity trading;

(ix)        each Contract (A) that includes an indemnity or other obligation (contingent or otherwise) of any member of the NOARK Group that has not by its terms expired, (B) that grants a an option or preferential purchase right to purchase any material assets, properties or rights, (C) that creates a partnership, joint venture or other arrangement that involves the sharing of profits or expenses (other than the sharing of expenses in connection with natural gas pipeline interconnection agreements) or (D) that is a natural gas pipeline interconnection agreement; and

(x)        except for Contracts of the nature described in clauses (i) through (ix) above, each Contract involving aggregate payments by or to any member of the NOARK Group in excess of $250,000 in any calendar year ending after the date hereof that cannot be terminated by any member of the NOARK Group party thereto upon 60 days or less notice without payment penalty in excess of $50,000.

(xi)        each natural gas transportation and gathering services Contract that individually involves revenues in excess of $100,000 that is with a customer that accounts for an aggregate of at least $250,000 for the year-to-date period ended on the Balance Sheet Date, excluding Contracts required to be disclosed pursuant to clause (vi) above, but including in addition such other natural gas transportation and gathering services Contracts necessary to cause the revenues attributable to the natural gas transportation and gathering services Contracts listed on Schedule 5.7 to account for at least 80% of the NOARK Group’s transportation and gathering revenue for such period.

(b)        True and complete copies of all Material Contracts and Company Guaranties have been made available to Buyer.

(c)        Except as set forth on Schedule 5.7(c), (i) each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing), (A) is in full force and effect and (B) represents the legal, valid and binding obligation of each member of NOARK Group signatory thereto (a “Signatory Member”) and, to the Knowledge of Seller, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms and (ii) no Signatory Member nor, to the Knowledge of Seller, any other party is in material breach of any Material Contract, and no Signatory Member has received any written or, to the Knowledge of Seller, oral notice of termination or breach of any Material Contract.

5.8        Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole, to the Knowledge of Seller, (a) the NOARK Group owns or has the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation of the business of the

NOARK Group as presently conducted, (b) no third party has asserted in writing against the NOARK Group a claim that the NOARK Group is infringing on the Intellectual Property of such third party and (c) no third party is infringing on the Intellectual Property owned by the NOARK Group.

5.9        Litigation. Except as set forth on Schedule 5.9, (a) there are no lawsuits, claims, proceedings, investigations, reviews, audits or actions before any Governmental Authority pending or, to the Knowledge of Seller, threatened in writing by any Person against NOARK or any NOARK Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole, (b) there are no orders, consent agreements or unsatisfied judgments from any Governmental Authority binding upon NOARK that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Seller to perform its obligations under this Agreement, and (c) with respect to the NOARK Workforce, no claims, lawsuits, petitions, charges, investigations, complaints, proceedings, suits, demands or actions before any Governmental Authority or arbitrator are pending or, to the Knowledge of Seller, threatened against any of Seller and Seller’s Affiliates with respect to employment and employment practices, terms and conditions of employment and wages and hours.

5.10	Employee Benefit Plans

(a)        Schedule 5.10(a) sets forth a list of all material employee benefit plans (as defined in Section 3(3) of ERISA), and all other material compensation or benefit plans, programs, arrangements, contracts or schemes, written, oral, statutory or contractual (including equity-based programs, bonus arrangements, employment contracts and vacation policies), that are maintained, contributed to or sponsored by Seller or Seller’s Affiliates (other than any member of the NOARK Group) for the benefit of any individual who is included in the NOARK Workforce, but excluding, however, any plan or arrangement established and maintained by a Governmental Authority to which any of Seller or Seller’s Affiliates is required to contribute pursuant to applicable Law (collectively, the “Plans”). With respect to each Plan, Seller has delivered or made available to Buyer a true and complete copy of each such Plan (including all amendments thereto) and any related trust agreement or insurance contract, and (to the extent applicable) a copy of the most recent IRS determination letter issued in respect of each Plan that is intended to meet the requirements of Section 401(a) of the Code, each Plan’s current summary plan description, the most recent actuarial report or valuation relating to each Plan subject to Title IV of ERISA and the most recent annual report on Form 5500 series filed in respect of each Plan.

(b)        Except as set forth on Schedule 5.10(b), none of the Plans (i) is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, (iv) is an employment agreement, (v) provides for the payment of separation, severance, change of control, termination or similar-type benefits to any person or (vi) provides for or promises retiree medical or life insurance benefits to any individual included in the

NOARK Workforce except to the extent required by Law. Each of the Plans is subject only to the federal or state Laws of the United States or a political subdivision thereof.

(c)        Each Plan is in compliance in all material respects with, and has always been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws. No action, suit, claim or proceeding is pending or, to the Knowledge of Seller, threatened with respect to any Plan (other than claims for benefits in the ordinary course). To the Knowledge of Seller, there is no matter pending (other than routine qualification determination filings) with respect to any Plan before any Governmental Authority.

(d)        Each Plan intended to meet the requirements of Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of Seller, nothing has occurred since the issuance of each such letter that could reasonably affect its qualification.

(e)        No member of the NOARK Group sponsors, maintains, contributes to or is obligated to contribute to, or has ever sponsored, maintained, contributed to or been obligated to contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) or any other compensation or benefit plan, program, arrangement, contract or scheme, written, oral, statutory or contractual (including equity-based programs, bonus arrangements, employment contracts and vacation policies). No member of the NOARK Group has any liability or obligation (whether accrued, contingent, secondary or otherwise and whether arising under Title IV of ERISA or otherwise) to, based upon or arising out of any employee benefit plan (as defined in Section 3(3) of ERISA) or any other compensation or benefit plan, program, arrangement, contract or scheme, written, oral, statutory or contractual (including equity-based programs, bonus arrangements, employment contracts and vacation policies) or the employment relationship of any employee (past or present) with Seller and Seller’s Affiliates.

5.11      NOARK Taxes. Except as set forth on Schedule 5.11 or as would not reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole, (a) all Tax Returns required to be filed by NOARK or any NOARK Subsidiary have been filed, (b) all Taxes shown as due on such Tax Returns have been paid, (c) there are no Liens on any of the assets of NOARK or any NOARK Subsidiary that arose in connection with any failure to pay any Tax, (d) there is no claim pending by any Governmental Authority in connection with any Tax, (e) no Tax Returns are under audit or examination by any Governmental Authority, (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return or the assessment or collection of any Tax, (g) to the Knowledge of Seller, no written claim has been made by any Governmental Authority in a jurisdiction where NOARK or any NOARK Subsidiary does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) NOARK is a partnership and each NOARK Subsidiary is a disregarded entity for federal income tax purposes and (i) NOARK and the NOARK Subsidiaries have collected or withheld and paid over to the appropriate Tax Authority all Taxes that they were required to collect or withhold.

5.12      Environmental Matters. Except as set forth on Schedule 5.12 or as would not reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole:

(a)        To the Knowledge of Seller, the operations of NOARK and the NOARK Subsidiaries have been and are in compliance with all Environmental Laws, which compliance includes the possession and maintenance in full force and effect of, and compliance with, all material Environmental Permits;

(b)        Neither NOARK nor any NOARK Subsidiary is subject to any outstanding order, judgment or arbitration award from, or settlement with, any Governmental Authority under any Environmental Laws requiring investigation or remediation of any Constituents of Concern or the payment of a fine or penalty or has received any notice of alleged violation of or potential liability under any Environmental Laws, and the operations of NOARK and the NOARK Subsidiaries are not subject to any remedial obligations under Environmental Laws;

(c)        Neither NOARK nor any NOARK Subsidiary is subject to any action (or, to Seller’s Knowledge, an investigation or inquiry) pending or, to Seller’s Knowledge, threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;

(d)        All environmental reports relating to the business or operations of NOARK and the NOARK Subsidiaries prepared by or at the direction of Seller or its Affiliates (including NOARK and its Subsidiaries), and all correspondence outside the ordinary course of business between NOARK or any NOARK Subsidiary and any Governmental Authority addressing potentially material environmental matters, as well as any other material environmental documents and records maintained in the ordinary course of business or otherwise required to be maintained by applicable Environmental Laws, have been made available to Buyer; and

(e)        To the Knowledge of Seller, there has been no exposure of any Person or property to Constituents of Concern in connection with the properties and operations of NOARK and the NOARK Subsidiaries that would be reasonably expected to result in a claim for damages or compensation.

5.13	Compliance with Laws; Permits.

(a)        NOARK and the NOARK Subsidiaries are (and, to Seller’s Knowledge have been) in compliance with all applicable Laws, except as otherwise disclosed in this Agreement and for noncompliance that would not reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole. Notwithstanding any provision in this Section 5.13 (or any other provision of this Agreement) to the contrary, Section 5.10, Section 5.11 or Section 5.12, shall be the exclusive representations and warranties with respect to employee benefits, Tax and environmental issues, as well as related matters, and no other representations or warranties are made with respect to such matters, including without limitation pursuant to this Section 5.13.

(b)        Each of NOARK and each of the NOARK Subsidiaries possesses all Permits necessary for it to own, lease and operate its assets and to lawfully operate and carry on its business as currently conducted, including the licenses from the United States Federal Communications Commission listed on Schedule 5.13(b) (collectively, the “NOARK Permits”) except where the failure to possess any such NOARK Permit would not reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole. To the Knowledge of Seller, (i) all such Permits are in full force and effect, (ii) none of NOARK or any of the NOARK Subsidiaries is in material violation or default of, or material conflict with, any material NOARK Permit and (iii) there are no lawsuits or other proceedings pending or threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof, except as would not reasonably be expected have a Material Adverse Effect on the NOARK Group, taken as a whole.

5.14      No FERC Proceedings. Except as disclosed on Schedule 5.14, as of the date of this Agreement, there are no pending, or to the Knowledge of Seller, threatened FERC proceedings involving NOARK or any NOARK Subsidiary, except for such proceedings that would not reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole.

5.15      Insurance. Schedule 5.15 contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation and other insurance held by or for the benefit of NOARK and the NOARK Subsidiaries as of the date of this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole, (a) there is no claim by NOARK or any of the NOARK Subsidiaries pending under any such policies or bonds to which coverage has been denied by the underwriters or issuers of such policies or bonds nor has any denial of coverage or reservation of rights notice been given by any such underwriter and issuer with respect to a claim that is still pending and (b) all premiums due under such policies and bonds have been timely paid and NOARK and the NOARK Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. To Seller’s Knowledge, and except as would not reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole, (a) such policies of insurance and bonds are in full force and effect and (b) there is no threatened termination of, or material alteration of coverage under, any such policies and bonds.

5.16      Labor Relations. No member of the NOARK Group has, or has ever had, any employees. Schedule 7.5(a) sets forth a complete and accurate list of the name, current base salary or hourly wages, and date of hire of each Eligible Employee (collectively, the “NOARK Workforce”). Except as set forth on Schedule 7.5(a), (a) there is not any collective bargaining agreement or other labor union contract applicable to persons included in the NOARK Workforce, and, to the Knowledge of Seller, there are no organizational campaigns, petitions or other unionization activities focusing on persons included in the NOARK Workforce that seek recognition of a collective bargaining unit or (b) no strikes, material slowdowns or material work stoppages are pending or, to the Knowledge of Seller, threatened with respect to the NOARK Workforce.

5.17      Throughput Data and Information. Attached hereto as Schedule 5.17 are historical throughput data and information for the calendar years 2003 and 2004 relating to the business of NOARK and the NOARK Subsidiaries. To Seller’s Knowledge, such throughput data and information are accurate and complete in all material respects with respect to the information for each calendar year period, without representation as to any specific monthly volume. To Seller’s Knowledge, subsequent to such period, there have been no material adverse changes in the volumes of natural gas gathered and transported by NOARK and the NOARK Subsidiaries, taken as a whole.

5.18	Title to Assets; Sufficiency.

(a)        Schedule 5.18 lists all of the material items of real property (including Easements) and material pipelines, equipment and other tangible personal property used in the conduct of the business of NOARK and the NOARK Subsidiaries. NOARK or one of the NOARK Subsidiaries owns good title to the property included on Schedule 5.18 (other than Easements) free and clear of all Liens other than Permitted Liens. The real and tangible personal property listed on Schedule 5.18, together with the other real and personal property owned or leased by NOARK and the NOARK Subsidiaries, include all real property and tangible personal property that are necessary for NOARK and the NOARK Subsidiaries to conduct their respective businesses in substantially the same manner as the Business currently is being conducted.

(b)        The business of NOARK and each of the NOARK Subsidiaries has and is being operated in a manner that does not violate (in any manner that would, or that could reasonably be expected to, have a Material Adverse Effect on the NOARK Group, taken as a whole) the terms of any easements, rights of way, permits, servitudes, licenses, leasehold estates and similar rights related to real property (collectively, “Easements”) used by NOARK and the NOARK Subsidiaries in the ordinary operation of its business as currently conducted. All Easements are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity, and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such businesses, except where the failure of any such Easement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not have a Material Adverse Effect on the NOARK Group, taken as a whole. There are no gaps in the Easements, other than gaps that would not reasonably be expected to materially impair the conduct of the business of NOARK or any of the NOARK Subsidiaries as currently conducted, and no part of the material tangible assets of NOARK or the NOARK Subsidiaries is located on property that is not owned in fee by NOARK or one of the NOARK Subsidiaries or subject to an Easement in favor of NOARK or one of the NOARK Subsidiaries.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer hereby represents and warrants to Seller as follows:

6.1        Organization of Buyer. Buyer is a limited partnership, formed, validly existing and in good standing under the laws of Delaware.

6.2        Authorization; Enforceability. Buyer has all requisite partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other partnership proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

6.3        No Conflict; Consents. Except as disclosed on Schedule 6.3 or as would not reasonably be expected to have a Material Adverse Effect on the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not:

(a)        violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b)	violate any Organizational Document of Buyer; or

(c)        require any filing with or permit, consent or approval of, or the giving of any notice to, any Person.

6.4        Litigation. As of the date of this Agreement (a) there are no lawsuits or actions before any Governmental Authority pending or threatened in writing against Buyer that would reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon Buyer that would reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement.

6.5        Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

6.6        Financial Ability. Buyer has, through a combination of cash on hand and funds readily and unconditionally available under an irrevocable financing commitment from Bank of America, N.A., Wachovia Bank, National Association and Wachovia Capital Markets, LLC (the “Financing Commitment”) funds sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith. A true, correct and complete copy of the Financing Commitment is attached hereto as Schedule 6.6. The Financing Commitment remains in full force and effect and has not been amended, otherwise modified or terminated, nor has Buyer received any notice from Bank of

America, N.A., Wachovia Bank, National Association or Wachovia Capital Markets, LLC of any intention to take any such action.

6.7        Securities Law Compliance. Buyer (a) is acquiring the Shares for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Shares and is able financially to bear the risks thereof, and (c) understands that the Shares will, upon purchase, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations the Shares may be resold without registration under such laws only in certain limited circumstances.

ARTICLE VII

COVENANTS

7.1        Conduct of Business. (a) From the date of this Agreement through the Closing, Seller shall cause NOARK and the NOARK Subsidiaries to operate its business in the ordinary course and, without limiting the generality or effect of the foregoing, Seller will use its Reasonable Efforts to cause each other member of the NOARK Group to preserve intact its business and its relationships with customers, suppliers and others having business relationships with the NOARK Group, in each case in all material respects.

(b)        Without limiting the generality or effect of Section 7.1(a), prior to the Closing, Seller shall cause EAPC not to, and none of Seller, EAPC or any Management Committee designee of Seller or EAPC shall take any action to permit NOARK or, in respect of Section 7.1(b)(iii), themselves take any action or permit any Affiliate to take any action, to:

(i)         amend its or any of the NOARK Subsidiaries’ Organizational Documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)        except as required by Law or in the ordinary course of business, (A) grant or increase any bonus, salary, severance, termination or other compensation or benefits or other enhancement to the terms or conditions of employment to any Eligible Employees (other than bonuses granted at or prior to the Closing in connection with the transactions contemplated hereby that are paid prior to the Closing or otherwise taken into account in the calculation of Net Working Capital) or (B) adopt, enter into or amend in any material respect any Plan or collective bargaining agreement that would affect Eligible Employees;

(iv)        change its accounting methods, policies or practices, except as required by applicable Law;

(v)        sell, assign, transfer, lease or otherwise dispose of any material non-current assets except in the ordinary course of business or pursuant to the terms of a Material Contract;

(vi)        make any capital expenditure in excess of $250,000, other than reasonable capital expenditures in connection with any emergency or force majeure events affecting NOARK or any NOARK Subsidiary;

(vii)       merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business);

(viii)      issue or sell any equity interests, notes, bonds or other securities of any member of the NOARK Group (except for intercompany loans from or to Seller or its Affiliates in the ordinary course of business that will be eliminated at or prior to Closing), or any option, warrant or right to acquire same, or declare, set aside or pay any non-cash dividend or other non-cash distribution;

(ix)        incur, create or assume or modify the terms of any Indebtedness for Borrowed Money, make any loans, advances or capital contributions to, or investments in, any other Person (other than any member of the NOARK Group) or subject any asset of any member of the NOARK Group to any Lien other than a Permitted Lien;

(x)        compromise, settle, grant any waiver or release any material claims relating to Litigation;

(xi)        materially modify the terms of any Material Contract or enter into any (A) natural gas gathering or transportation services Contract or other revenue-generating Contract that has a term longer than 30 days, (B) Contract involving expenditures in excess of $20,000 or (C) Contract that would constitute a Material Contract; provided, however, that in no event shall this Section 7.1(b)(xi) apply to any Contract offered to Ozark Gas Transmission, L.L.C. that is required under applicable Law to be accepted by Ozark Gas Transmission, L.L.C. without modification (a “Required Contract”), with respect to which Required Contracts Seller agrees to give notice to Buyer thereof; or

	(xii)	agree, whether in writing or otherwise, to do any of the foregoing.
7.2	Access.

(a)        From the date hereof through the Closing, Seller shall afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business, to the properties, books, contracts, records and appropriate officers and employees of EAPC and NOARK, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the affairs of the NOARK Group as Buyer and such Representatives may reasonably request, provided that Buyer and its authorized Representatives will not request information, or otherwise contact, any officer, director or employee of Seller or any member of the NOARK Group without arranging such contact with either Patricia D. Horn or Max Myers. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Additionally, Buyer shall hold in confidence all such information, including any information disclosed to Buyer pursuant to Section 7.1(b)(xi), on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (ii) any information the disclosure of which would jeopardize any privilege available to EAPC, NOARK, Seller or any Seller Affiliate relating to such information or would cause EAPC, NOARK, Seller or any Seller Affiliate to breach a confidentiality obligation; or (iii) any information the disclosure of which would result in a violation of Law. To the extent reasonably practicable, Seller and Buyer shall use Reasonable Efforts to make appropriate substitute disclosure arrangements under circumstances in which the restriction of the preceding sentence apply. Buyer and Seller shall cooperate to ensure that the provision of access hereunder to Buyer and its authorized Representatives shall comply in all respects with the FERC’s Standards of Conduct for Transmission Providers set forth in 18 C.F.R. Part 358, et seq.

(b)        Buyer shall indemnify the Seller Indemnified Parties and their Representatives, and save them harmless, effective as and from the date hereof, from and against any claims, demands, actions, causes of action, damages, losses, costs, liabilities, or expenses that they or any of them may suffer or incur, or that may be made or brought against any of them, as a result of, in respect of, or arising out of any injury to the person or property of Buyer or its Representatives as a result of, or in connection with any site visits or inspections of the assets or properties of any Seller Indemnified Party. THE INDEMNIFICATION PROVISIONS IN THIS SECTION 7.2 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

(c)        From and after the Closing Date, Seller shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not disclose all information relating to any member of the NOARK Group or any of their respective businesses or assets (the “Restricted Information”), and shall not directly or indirectly use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement or the Transition Services Agreement. The obligation to keep such Restricted Information confidential shall continue indefinitely from the Closing Date and shall not apply to any information that (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of Seller, any of its Affiliates or any of their respective Representatives or (iii) becomes available to Seller, any of its Affiliates or any of their respective Representatives on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Seller or Buyer or any of their respective Affiliates or Representatives on a confidential basis. Notwithstanding the foregoing, Seller may make disclosures required by Law and in connection with disputes hereunder; provided, however, that Seller, to the extent practicable, shall provide Buyer with prompt notice thereof so that Buyer may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.2(c). In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 7.2(c), Seller shall or shall cause the Person required to disclose such Restricted Information to furnish only that portion of the information that such Person is legally required, and, to the extent practicable, Seller shall exercise its Reasonable Efforts to obtain reliable assurance that confidential treatment is accorded the Restricted Information so furnished.

(d)        As soon as reasonably practicable following the Closing, Seller shall, in accordance with the terms of the applicable confidentiality agreement, request from each bidder that entered into a confidentiality agreement with Seller regarding the possible acquisition by such bidder of the Shares, that such bidder return to NOARK any and all Restricted Information furnished to such bidder.

(e)        All Restricted Information shall be subject to the terms and conditions of the Confidentiality Agreement, and the Parties understand and agree that the terms of this Agreement shall be subject to the Confidentiality Agreement. Buyer agrees to be bound by the Confidentiality Agreement as if it were an original party thereto. Notwithstanding the foregoing, from and after the Closing, any restrictions contained herein or in the Confidentiality Agreement relating to Buyer’s use or disclosure of the Restricted Information shall be null and void.

(f)         Commencing promptly after the execution of this Agreement, Seller will provide representatives of Buyer during normal business hours, at no cost or expense to Seller and at the sole cost and expense of Buyer, with access to (and, in the case of clauses (ii) and (iii), reasonable assistance from) (i) data, including accounting and other books and records, (ii) the accountants responsible for the financial statements of the NOARK Group, and (iii) appropriate personnel of Seller and Sellers’ Affiliates, in each case as reasonably required by Buyer to enable Buyer to prepare with respect to EAPC and NOARK as soon as practicable (and in any event within 75 days) following the execution of this Agreement: (A) GAAP audited balance sheets and related statements of income and cash flows for each of its three most recent fiscal years, and (B) any other financial statements reasonably required by Buyer. Seller agrees to authorize the access to Buyer’s independent auditors to the working papers associated with the financial statements of the NOARK Group. Without limiting the generality of the foregoing, Seller will cause EAPC to retain Ernst & Young to prepare any such financial statements at Buyer’s sole cost and expense. Notwithstanding any provision in this Section 7.2(f) to the contrary, under no circumstances shall Seller or any of its Affiliates have any liability or responsibility for any financial statements prepared in connection with this Section 7.2(f), and Buyer shall indemnify and hold harmless Seller and its Affiliates from and after the Closing for any Losses arising out of or relating to such financial statements. Notwithstanding the foregoing, nothing in the immediately preceding sentence shall be deemed to be a limitation on the representations set forth in Section 4.6 or Section 5.4.

7.3        Third Party Approvals. Buyer and Seller shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that any of Buyer, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

7.4        Regulatory Filings. From the date of this Agreement until the Closing, each of Buyer and Seller shall, and shall cause their respective Affiliates to (a) make or cause to be made the filings required of such party or any of its Affiliates (and, in the case of Seller and any of its respective Affiliates) under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event within ten Business Days after the date hereof, (b) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (c) use Reasonable Efforts to cause the expiration of the notice or waiting periods under the HSR Act and, if applicable, any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (d) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (e) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (f) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (g) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (h) use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of such meeting.

7.5	Employee and Benefit Matters.

(a)        Schedule 7.5(a) sets forth a list of certain employees of Seller or its Affiliates (other than any member of the NOARK Group) who have provided services relating to NOARK’s business that Seller and its Affiliates shall make available to Buyer to discuss potential employment with Buyer after the Closing (such employees being collectively the “Eligible Employees”). Within 10 days after the date of this Agreement, Buyer shall offer employment (which shall be contingent on the occurrence of the Closing) to each Eligible Employee that Buyer desires to employ, and Buyer shall notify Seller in writing of the identities of the Eligible Employees to whom Buyer has made an offer. Each offer of employment to a Eligible Employee shall be consistent with the provisions of this Section 7.5 and shall remain open for a period of at least seven days. On or before the date that is three Business Days prior to the Closing Date, Buyer shall notify Seller as to each Eligible Employee who has accepted employment with Buyer and each Eligible Employee who has rejected an offer of such employment. Between the date hereof and the Closing Date, Seller and its Affiliates shall provide Buyer with reasonable access to the Eligible Employees. Seller and its Affiliates shall not take any action to discourage any Eligible Employee from accepting an offer of employment from Buyer. Notwithstanding the foregoing, Buyer acknowledges that Seller will provide information to Lynn Stout and Howard Henry that would outline for such Eligible Employees what their duties and compensation would be if they were to remain employees of Seller, and no such action shall be deemed to violate the provisions of the immediately preceding sentence; provided, however, that if such employees remain employees of Seller, then Seller will make such employees available to Buyer to provide services for up to four months after the Closing Date. Seller will provide to Buyer copies of any such information that is provided to either Lynn Stout or Howard Henry. Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to all Losses relating to or arising out of the employee selection and employment offer process described in the preceding provisions of this Section 7.5(a) (including any claim of discrimination or other illegality in such selection and offer process). The date of employment commencement with Buyer (the “Hire Date”) of each Eligible Employee who accepts such employment with Buyer shall be the Closing Date; provided, however that with respect to any Eligible Employee to whom an employment offer was made and who does not report for work on the Closing Date because of an illness or injury, Buyer, in its sole discretion, may delay such Eligible Employee’s Hire Date to the date upon which such individual is able to and does commence active duty with Buyer.

(b)        For a period of at least one year beginning on the Closing Date and subject to the remaining paragraphs of this Section 7.5 and an individual’s continued employment with EAPC, NOARK, Buyer or any of their respective Affiliates, Buyer shall cause each Eligible Employee who accepts an offer of employment from Buyer as provided in Section 7.5(a) (each, a “Continuing Employee”) to be provided, commencing as of the date the Continuing Employee becomes an employee of Buyer or its Affiliates, with (i) base salary or base wage rate (as applicable) on a basis at least equal to 104% of the base salary or base wage rate paid to such Continuing Employee by Seller and its Affiliates to such Continuing Employee immediately prior to Closing and (ii) benefits on a basis substantially similar to those provided to similarly situated employees of Buyer and its Affiliates.

(c)        Buyer shall cause each Continuing Employee and the Continuing Employee’s eligible dependents (including all such Continuing Employee’s dependents covered immediately prior to such Continuing Employee’s Hire Date by a Plan that is a group health plan), to (i) be eligible for coverage under group health, prescription drug, dental and similar type welfare benefit plans maintained by Buyer or an Affiliate thereof or that provide benefits to the Continuing Employee and such eligible dependents, effective as of such Continuing Employee’s Hire Date and (ii) for purposes of satisfying deductibles, out-of-pocket maximums or other similar limitations, credit such Continuing Employee, for the year during which such coverage under such plans begins, with any deductibles, co-insurance and co-payments already incurred during such year under Plans that provide similar benefits; provided, however, that such Continuing Employee shall be responsible for providing the necessary information to Buyer based on explanation of benefit forms received by the Continuing Employee from the corresponding Plan.

(d)        Buyer shall cause the employee benefit plans and programs maintained after the Closing by the NOARK Group, Buyer, or Affiliates of Buyer, as the case may be, to recognize each Continuing Employee’s years of service and level of seniority prior to such Continuing Employee’s Hire Date with Seller and Seller’s Affiliates, as the case may be (including service and seniority with any other employer that was recognized by Seller or Seller’s Affiliates, as the case may be), for purposes of terms of employment and eligibility, vesting, benefit accrual, retirement eligibility, and benefit determination under such plans and programs, including paid vacation, paid sick time, severance benefits and employer contribution rates under retirement plans (but excluding accrual of benefits under any defined benefit pension plan), to the same extent as such Continuing Employee was entitled immediately prior to his or her Hire Date to credit for such service for such purposes under any similar employee benefit plan of Seller or its Affiliates. Promptly after each Continuing Employee’s Hire Date, Seller shall provide written notice to Buyer of such prior service credit. Buyer shall cause each employee welfare benefit plan or program sponsored by Buyer or one of its Affiliates that a Continuing Employee may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusion or any proof of insurability requirement with respect to participation and coverage requirements applicable to such Continuing Employee or such employee’s dependents, but only to the extent that such exclusions or requirements were not imposed with respect to such Continuing Employee and/or such employee’s dependents under a corresponding plan maintained by Seller or one of its Affiliates.

(e)        Neither Seller nor any of its Affiliates will, unless acting in accordance with Buyer’s prior written consent, for the period beginning on the Closing Date and ending on the date that is two years after the Closing Date, solicit, encourage or induce any Continuing Employee to become an employee of the Seller or any of its Affiliates; provided, however, that the foregoing restriction shall not apply to any general solicitations not directed at any Continuing Employee.

(f)         Seller shall cause continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) required to be provided under any group health plan of Seller or its Affiliates to all employees of Seller or its Affiliates (and their dependents) who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement and who elect such coverage, to be so provided, but only for the duration of the period to which such individuals are entitled to such coverage.

(g)        Nothing in this Agreement shall require or be construed or interpreted as requiring Buyer or any of its Affiliates to continue the employment of any of their employees (including the Continuing Employees) following the Closing Date, or, except as otherwise required by this Section 7.5, to prevent Buyer or any of its Affiliates from changing the terms and conditions of employment (including compensation and benefits) of any of their employees (including the Continuing Employees) following the Closing Date.

(h)        If the employment of any Continuing Employee terminates (for any reason other than death, disability, voluntary termination or a termination for cause) within one year of the Closing Date, then Buyer shall provide such Continuing Employee with the severance benefits described on Schedule 7.5(h). Seller shall promptly reimburse Buyer for any such severance benefit payments and for any reasonable costs and expenses (including employment taxes imposed on the employer) incurred by Buyer in connection with providing such severance benefits.

7.6        Seller Marks. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the word “OGE” or “Enogex” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing, Buyer agrees that it shall (a) cause EAPC to change its name, and will cease to use the name “Enogex Arkansas Pipeline Corporation” or any other name used by EAPC or any derivative or abbreviation thereof in any manner, or any name similar to any of the foregoing names, (b) cause EAPC and NOARK to cease using the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing and in any event within 90 days following the Closing Date and (c) remove, strike over or otherwise obliterate all Seller Marks from all assets and all other materials owned, possessed or used by the NOARK Group. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 7.6 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity. This covenant shall survive indefinitely without limitation as to time.

7.7	Books and Records; Access. From and after the Closing:

(a)        Seller and its respective Affiliates may retain a copy of any or all of the data room materials and other books and records relating to the business or operations of the NOARK Group on or before the Closing Date.

(b)        Buyer shall preserve and keep a copy of the NOARK Group Documents that are or come into Buyer’s possession for a period of at least seven years after the Closing Date (the “Retention Period”). After the expiration of the Retention Period, before Buyer shall dispose of any NOARK Group Documents, Buyer shall give Seller at least 90 days’ prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any NOARK Group Documents as Seller may select. Buyer shall provide to Seller, at no cost or expense to Seller, full access to the NOARK Group Documents as remain in Buyer’s possession and full access to the properties and employees of Buyer, EAPC and NOARK in connection with matters relating to the business or operations of EAPC or NOARK on or before the Closing Date and any disputes relating to this Agreement.

7.8	Notifications and Permits; FERC Order 2004; Shared Frequencies.

(a)        Buyer shall provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. Seller shall use Reasonable Efforts to cooperate with Buyer to provide information necessary to apply for such Permits.

(b)        As between Buyer and Seller, from the Closing Date until Seller is no longer providing services to Buyer under the Transition Services Agreement, Buyer shall cause Ozark Gas Transmission, L.L.C. to comply with, and to provide all notices and otherwise take all actions required by the regulations promulgated by FERC under FERC Order No. 2004, as amended, for a Transmission Provider (as such term is defined in such order), and, with respect to each Energy Affiliate (as such term is defined in such order) of Ozark Gas Transmission, L.L.C., Buyer shall cause the Energy Affiliate to comply with such regulations, to the extent that the regulations apply to the Energy Affiliate; provided, however, that Buyer shall not be responsible for any actions or other non-compliance by Seller or any of its Affiliates (other than any member of the NOARK Group).

(c)        From and after the Closing Date, Seller and Buyer will use their respective Reasonable Efforts (as defined in the Transition Services Agreement) to share the Shared Frequencies. Seller will use its reasonable best efforts to obtain substitute frequencies as soon as practicable, and upon Seller’s so obtaining any such substitute frequency, Buyer will no longer be under any obligation to share the corresponding Shared Frequency with Seller (except as expressly otherwise agreed pursuant to the Transition Services Agreement in order to permit Seller to provide services under the Transition Service Agreement).

7.9        Director and Officer Indemnification. For a period of not less than six years after the Closing Date, Buyer shall cause the Organizational Documents of EAPC and NOARK to continue to include the same provisions concerning the exculpation, indemnification, advancement of expenses to and holding harmless of, all past and present employees, officers, agents and directors of such entity for acts or omissions occurring at or prior to the Closing as are contained in such documents as of the date of execution of this Agreement, and Buyer shall cause EAPC and NOARK to jointly and severally honor all such provisions, including making any indemnification payments and expense advancements thereunder. If any indemnifiable claim is asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of such claim shall continue to the extent currently permitted under the relevant entity’s Organizational Documents until such claim is disposed of or all orders in connection with such claim are fully satisfied.

7.10	Company Guaranties.

(a)        Buyer shall use Reasonable Efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing, valid and binding written releases of Seller and its Affiliates (other than NOARK or any NOARK Subsidiary), as applicable, from any liability or obligation, whether arising before, on or after the Closing Date, under any Company Guaranty in effect as of the Closing, including by providing substitute guaranties with terms that are at least as favorable to the counterparty as the terms of the applicable Company

Guaranties and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.

(b)        Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, any of Seller and its Affiliates may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit its liability under any and all outstanding Company Guaranties.

(c)        Buyer shall indemnify and hold harmless Seller and its Affiliates from and after the Closing for any Losses arising out of or relating to any Company Guaranties, whether or not such guaranties have been released.

7.11      Conversion into Single-Member Limited Liability Company. Prior to the Closing, EAPC shall be converted into an Oklahoma single-member limited liability company by state law conversion with all related documents and instruments to be in form and substance mutually satisfactory to Seller and Buyer in their respective reasonable judgments; provided, however, that such conversion documents shall provide that EAPC’s name shall be changed to a name designated by Buyer at least five Business Days prior to the Closing Date that is consistent with the provisions of Section 7.6; provided further that if Buyer fails to timely designate the new name for EAPC, then Seller may choose a new name that complies with the provisions of Section 7.6 and change EAPC’s name to that new name. Upon the conversion of EAPC into a single-member limited liability company and thereafter, neither Seller nor any of its Affiliates will make an election or take any action resulting in EAPC being treated as anything other than an entity disregarded from its owner for federal income tax purposes, and Seller and its Affiliates will file all federal income Tax Returns in a manner consistent with such disregarded entity status. All references in this Agreement to EAPC and the Shares shall thereafter refer to EAPC as a single-member limited liability company and to 100% of the membership interests in EAPC, respectively.

7.12      Redemption of NOARK Notes. At the Closing, Seller and Buyer shall execute and deliver such notices and documents as shall be necessary to cause the Trustee to give all redemption notices that are required to redeem the Seller Portion of the NOARK Notes on the earliest date practicable after the Closing Date in accordance with the terms of the NOARK Indenture (such date to be referred to herein as the “Designated Redemption Date”). Seller agrees to deposit with the Trustee at the Closing funds in an amount equal to the Aggregate Redemption Funding Amount (calculated as if the Designated Redemption Date were to occur on the Closing Date, except that the accrued interest portion of the Aggregate Redemption Funding Amount shall be calculated through the Designated Redemption Date). Notwithstanding the foregoing, Seller shall remain liable under the Seller Guaranty until the Seller Portion of the NOARK Notes has been redeemed in full in accordance with the NOARK Indenture. If the actual Aggregate Redemption Funding Amount is less than the amount deposited pursuant to this Section 7.12, then Seller will promptly be repaid any excess funds that were deposited at Closing. If the actual Aggregate Redemption Funding Amount is greater than the amount deposited pursuant to this Section 7.12, then Seller will deposit the difference with the Trustee within one Business Day after receiving notice of the determination of the actual Redemption Price (but in no event later than the Designated Redemption Date). If any sinking fund or other payments on the NOARK Notes are scheduled between the Closing Date and the Designated Redemption Date, then (i) if NOARK makes such a payment, then the Trustee will pay to Buyer an amount from such deposited funds equal to the Seller Portion of such payment made by NOARK and (ii) if NOARK fails to make any such payment and the Seller Guaranty is called upon, then the Trustee will use the deposited funds to make the required payment on behalf of Seller and such payment will be deemed to be in satisfaction of Seller’s obligations with respect to such required payment under the Seller Guaranty. The calculation of the Aggregate Redemption Funding Amount that is made as of the Closing Date shall take into account that all required sinking fund or other payments will be made in a timely manner between the Closing Date and the Designated Redemption Date. Notwithstanding the foregoing provisions of this Section 7.12, Seller may (at its election), instead of depositing the funds directly with the Trustee, deposit them into escrow with the financial institution that is acting as the Trustee (or if such financial institution is unwilling or unable to act as escrow agent, such other financial institution as shall be mutually agreeable to Buyer and Seller). If Seller elects to deposit such funds into escrow, then Buyer, Seller and such escrow agent shall enter into an escrow agreement at Closing that is mutually acceptable to Buyer and Seller and that provides for the release of funds to the Trustee (and, if applicable, to Seller or NOARK) in a manner consistent with the foregoing provisions of this Section 7.12.

7.13      Seller Interconnection Points. From and after the Closing Date, Seller will not take any action to close any Existing Interconnect and will not take any action to prevent any customer on a Seller System from being able to access an Existing Interconnect. Notwithstanding any provision in this Section 7.13 to the contrary, nothing herein shall require Seller or any of its Affiliates to provide access to any customer on a Seller System or to give any such customer preferential treatment.

ARTICLE VIII

TAX MATTERS

8.1        Responsibility for Filing Tax Returns and Paying Taxes. Seller shall file all Tax Returns required to be filed by or with respect to EAPC for a Pre-Closing Tax Period. Seller shall pay all Taxes owed with respect to a Pre-Closing Tax Period to the extent such Taxes are not taken into account in the calculation of Closing Net Working Capital. Buyer shall file all other Tax Returns required to be filed by or with respect to EAPC and shall pay all other Taxes owed. Without limiting the generality of the foregoing, Seller shall cause EAPC’s federal taxable income for all Pre-Closing Tax Periods to be included on the consolidated federal income Tax Returns that include Seller and EAPC and Seller shall pay all Taxes attributable to such income. Liability for Taxes for any Tax period that includes but does not end on the Closing Date (a “Straddle Period”) shall be apportioned as follows: Property and similar ad valorem Taxes shall be apportioned on a ratable daily basis. All other Taxes, including income Taxes, shall be apportioned based on an interim closing of the books of each member of the NOARK Group as of the end of the Closing Date. Buyer and Seller shall each provide the other with all information reasonably necessary to prepare a Tax Return.

8.2        Responsibility for Tax Audits and Contests. Seller shall control any audit or contest with respect to a Pre-Closing Tax Period and Buyer shall control any other audit or contest; provided, however, that the Party with the greater potential Tax liability shall control any audit or contest with respect to a Straddle Period. Neither Buyer nor Seller shall settle any audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold. Buyer and Seller shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes.

8.3        Tax Sharing Agreements. Any Tax sharing agreement between Seller and EAPC shall be terminated as of the Closing Date and shall have no further effect with respect to any Pre-Closing Tax Period or Post-Closing Tax Period.

8.4        Tax Refunds. Seller shall be entitled to any refund of Taxes paid with respect to a Pre-Closing Tax Period. Buyer shall be entitled to any refund of Taxes paid with respect to a Post-Closing Tax Period. Refunds for a Straddle Period shall be apportioned based on the Taxes that were paid by or on behalf of Buyer and Seller. If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within two Business Days after receipt.

8.5        Transfer Taxes. Buyer shall be responsible for and indemnify Seller against any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.

8.6        Disputes over Tax Provisions. The Accountants shall resolve any dispute between Buyer and Seller over the application of this Article VIII substantially in the manner described in Section 2.3(b).

8.7        Indemnification for Consolidated Group Tax Liability. Seller shall indemnify Buyer from and against any liability for Taxes of any person (other than EAPC) that arises under Treasury Regulation § 1.1502-6 or any comparable provision of state or local law.

8.8        Section 754 Election. EAPC shall cause a valid election under Section 754 of the Code to be in effect as of the Closing Date with respect to NOARK.

ARTICLE IX

CONDITIONS TO CLOSING

9.1        Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)        Representations, Warranties and Covenants of Seller. (i) Each of the representations and warranties of Seller made in this Agreement will be true and correct as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except where the breach of a representation or warranty (individually or when aggregated with any other breaches of representations and warranties) would not reasonably be expected to have a Material Adverse Effect on the NOARK Group, taken as a whole; (ii) Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing; and (iii) Seller shall have delivered to Buyer a certificate, dated the Closing Date, certifying that the conditions specified in this Section 9.1(a) have been fulfilled;

(b)        Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Buyer to consummate the transactions contemplated by this Agreement have been obtained;

(c)        No Injunction, Etc. No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;

(d)        No Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from Seller incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending.

(e)        Certificates for Shares. Seller shall have delivered to Buyer stock certificates representing the Shares, duly endorsed in blank or accompanied by stock powers with all requisite transfer tax stamps attached (or an assignment of membership interests reasonably acceptable to Buyer and duly executed by Seller);

(f)         Transition Services Agreement. Seller shall have delivered to Buyer an executed counterpart of the Transition Services Agreement, dated as of the Closing Date, substantially in the form of Exhibit A attached hereto (the “Transition Services Agreement”);

(g)        Resignations of Officers and Directors. The resignations (or evidence of removal) of each officer or director of EAPC, each member of the Management Committee of NOARK that is also an employee of Seller and each officer of NOARK that is also an employee of Seller, in each case effective as of the Closing; and

(h)        Other Deliveries. Seller shall have delivered such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer and agreed to by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

9.2        Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a)        Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer made in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except where the accuracy of a representation or warranty (individually or when aggregated with any other breaches of representations and warranties) would not reasonably be expected to have a Material Adverse Effect; (ii) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing; and (iii) Buyer shall have delivered to Seller a certificate, dated the Closing Date, certifying that the conditions specified in this Section 9.2(a) have been fulfilled;

(b)        Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Seller to consummate the transactions contemplated by this Agreement have been obtained;

(c)        No Injunction, Etc. No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;

(d)        No Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from Seller incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending;

(e)        Estimated Purchase Price. Buyer shall have delivered the Estimated Purchase Price pursuant to Section 2.3(a);

(f)         Transition Services Agreement. Buyer shall have delivered to Seller an executed counterpart of the Transition Services Agreement; and

(g)        Other Deliveries. Buyer shall have delivered such other certificates, instruments, and documents as may be reasonably requested by Seller and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1      Survival. The representations and warranties in this Agreement and all covenants contained in this Agreement shall survive the Closing until 12 months after the Closing Date, except that (a) the representations and warranties in Section 3.1 (Organization of Seller), Section 3.6 (Brokers’ Fees), Section 6.1 (Organization of Buyer) and Section 6.5 (Brokers’ Fees) shall survive until the fifth anniversary of the Closing Date; (b) the representations and warranties in Section 3.2 (Authorization; Enforceability), Section 3.4 (Ownership of Shares), Section 4.1 (Organization of EAPC), Section 4.3 (Capitalization), Section 4.4 (Ownership of Partnership Interests), Section 5.1 (Organization of NOARK), Section 5.3 ( NOARK Subsidiaries) and Section 6.2 (Authorization; Enforceability) shall survive indefinitely; the representations and warranties in Section 5.12 (Environmental Matters) shall survive until the second anniversary of the Closing Date, (d) the representations and warranties in Section 4.7 (EAPC Taxes), Section 5.10 (Employee Benefit Matters) and Section 5.11 (NOARK Taxes) shall survive until 30 days after the expiration of the applicable statute of limitations, and (d) the representations and warranties and certifications contained in the certificates delivered under Section 9.1(a) and Section 9.2(a) will for survive for the same duration that the representations and warranties to which they are applicable survive. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time; provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms of this Article X.

10.2	Indemnification.

(a)        From and after the Closing, Seller will indemnify, defend and hold harmless Buyer and its officers, members, directors, employees and Affiliates (the “Buyer Indemnified Parties”) against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Losses”) incurred or suffered as a result of, relating to or arising out of (i) any failure of any representation or warranty made by Seller in this Agreement or any closing certificate delivered pursuant to Section 9.1(a) to be true and correct as of the Closing (as if made anew at and as of the Closing); provided, however, that for purposes of determining under this Section 10.2 whether a representation or warranty is true and correct and the amount of Losses incurred or suffered, any reference to “materiality” or “Material Adverse Effect” in such representation or warranty shall be disregarded, (ii) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement, (iii) the Seller Portion of the NOARK Notes or the redemption thereof and (iv) the indemnity by EAPC set forth in Section 15.2 of the Omnibus Project Agreement dated as of January 12, 1998 by and among Seller, EAPC, Southwestern Energy Pipeline Company and Southwestern Energy Company. Notwithstanding anything herein to the contrary, Seller will not be liable under Section 10.2(a)(i) (x) except to the extent the aggregate amount of Losses exceeds $3,500,000 or (y) for Losses in excess of 20% of the Purchase Price; provided, however, that the limitation in clause (x) shall not apply to any breach of representation or warranty set forth in Section 3.6, and the limitation in clause (y) shall not apply to any breach of representation or warranty set forth in Section 3.1, 3.2, 3.4, 3.6, 4.1, 4.3, 4.4, 4.7, 5.1, 5.3 or 5.10.

(b)        From and after the Closing, Buyer will indemnify, defend and hold harmless Seller and its officers, members, directors, employees and Affiliates (the “Seller Indemnified Parties”) against any and all Losses incurred or suffered as a result of, relating to or arising out of (i) any failure of any representation or warranty made by Buyer in this Agreement or any closing certificate delivered pursuant to Section 9.2(a) to be true and correct as of the Closing (as if made anew at and as of the Closing), (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this

Agreement and (iii) the operation of the business of the NOARK Group after the Closing Date, including, without limitation, any involvement whatsoever by NOARK or the NOARK Subsidiaries in any well-head measurement cases arising after the Closing Date or with respect to which any member of the NOARK Group becomes subject after the Closing Date.

(c)        THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE X SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

10.3      Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)        If any Person who or which is entitled to seek indemnification under Section 10.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 10.2, the Indemnified Party shall promptly (i) notify the party against whom indemnification is sought (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b)        The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnified Party to dispute whether such claim is an identifiable Loss under this Article X), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 10.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)        If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)        Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of five Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such five Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)        Any indemnification payment made pursuant to this Agreement shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim, and the amount of any Loss shall take into account any net Tax benefits attributable to the circumstance or event giving rise to such Loss.

10.4	Waiver of Other Representations

(a)        EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE MEMBERS OF THE NOARK GROUP, THEIR RESPECTIVE BUSINESSES OR ANY OF THEIR ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO NOARK AND THE NOARK SUBSIDIARIES, AND ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED.

(b)        EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER’S DIRECT AND INDIRECT INTERESTS IN THE MEMBERS OF THE NOARK GROUP AND THEIR RESPECTIVE ASSETS ARE BEING TRANSFERRED THROUGH THE SALE OF THE SHARES “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE MEMBERS OF THE NOARK GROUP AND THEIR RESPECTIVE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF SUCH MEMBERS OF THE NOARK GROUP AND THEIR RESPECTIVE ASSETS.

10.5      Exclusive Remedy and Release. The indemnification and remedies set forth in this Article X shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement: provided, however, that nothing in this Section 10.5 shall prevent either Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Article X. Except with respect to claims identified in the previous sentence, Buyer hereby waives, releases, acquits and forever discharges Seller, its officers, directors, partners, employees or agents, or any other person acting on behalf of Seller, of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, Losses or compensation whatsoever, whether direct or indirect, known or unknown, foreseen or unforeseen, which Buyer now has or may have or which may arise in the future directly or indirectly, including without limitation any of the foregoing that is from or relating to the possession, use, handling, management, disposal, investigation, remediation, cleanup or release of any Constituents of Concern or any Environmental Law applicable thereto.

ARTICLE XI

TERMINATION

11.1      Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)        by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

(b)        by Buyer, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within 30 days after written notice thereof from Buyer;

(c)        by Seller, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within 30 days after written notice thereof from Seller;

(d)        by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e)        by either Buyer or Seller, if the transactions contemplated hereby have not been consummated by December 31, 2005; provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 11.1(e) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

11.2      Effect of Termination. If this Agreement is terminated under Section 11.1, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of either Party to the other Parties hereunder; provided, however, that no Party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) failure of such Party to have performed its material obligations under this Agreement or (b) any material misrepresentation made by such Party of any matter set forth in this Agreement. Nothing in this Section 11.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1      Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

(a)	If to Buyer, to:

Atlas Pipeline Partners, L.P.

1845 Walnut Street, Suite 1000

Philadelphia, PA 19103

Fax: (215) 546-4785

Attn: Michael Staines

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2300

Houston, TX 77002

Fax: (713) 615-5649

Attention: Douglas S. Bland, Esq.

(b)	If to Seller, to:

Enogex Inc.

515 Central Park Dr., Suite 600

Oklahoma City, Oklahoma 73105

Fax: (405) 558-4642

Attention: Max J. Myers and Patricia D. Horn

with a copy to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Fax: (832) 239-3600

Attention: J. Mark Metts, Esq.

or to such other address or addresses as the Parties may from time to time designate in writing.

12.2      Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns; provided, however, that Buyer shall have the right to designate one or more Affiliates to take title to the Shares, but no such designation shall diminish or otherwise affect any of Buyer’s obligations under this Agreement.

12.3      Rights of Third Parties. Except for the provisions of Section 7.2(b), Section 7.2(f), Section 7.5(a), Section 7.10(c) and Article X, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

12.4      Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

12.5      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

12.6      Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

12.7      Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the NOARK Group or required to be disclosed on the Disclosure Schedule. Each disclosure in the Disclosure Schedule shall be deemed to qualify all representations and warranties of Seller notwithstanding the lack of a specific cross-reference.

12.8      Acknowledgment by Buyer. BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM SELLER OR ANY OF ITS RESPECTIVE AFFILIATES, EXCEPT AS SET FORTH IN THIS AGREEMENT.

12.9      Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

12.10    Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed by such Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party.

12.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

12.12	Governing Law; Jurisdiction.

(a)        This Agreement shall be governed and construed in accordance with the Laws of the State of Oklahoma, without regard to the Laws that might be applicable under conflicts of laws principles.

(b)        The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Oklahoma County, Oklahoma and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Oklahoma with respect to any matter under this Agreement shall be binding.

(c)        To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 12.12(b).

(d)        THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:

ENOGEX INC.
By:	/s/ Danny P. Harris
Name:	Danny P. Harris
Title:	President

BUYER:

ATLAS PIPELINE PARTNERS, L.P.
By:	/s/ Michael L. Staines
Name:	Michael L. Staines
Title:	President & Chief Operating Officer

Exhibit 99.01

OGE Energy Corp.’s Enogex Subsidiary to Sell its Interest in Ozark Assets to Atlas Pipeline Partners

OKLAHOMA CITY -- OGE Energy Corp. (NYSE: OGE) announced today that its subsidiary, Enogex Inc., has agreed to sell Enogex Arkansas Pipeline Corporation (EAPC), an Enogex subsidiary which owns a 75-percent interest in the NOARK Pipeline System, L.P. to Atlas Pipeline Partners, L.P.

The NOARK Pipeline System assets include a 565-mile Federal Energy Regulatory Commission-regulated interstate pipeline known as Ozark Gas Transmission, extending from southeastern Oklahoma through Arkansas to southeastern Missouri. It also includes a 365-mile unregulated gas-gathering system known as Ozark Gas Gathering, located in eastern Oklahoma and western Arkansas.

The consideration for the shares will be approximately $163 million of cash plus an adjustment for net working capital. A portion of the proceeds will be used to redeem $26 million of outstanding debt associated with the NOARK Pipeline System. The transaction is expected to provide an after-tax book gain of slightly more than $50 million.

The transaction is subject to customary closing conditions and regulatory review by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“The sale of EAPC and the subsequent reinvestment of proceeds are intended to strengthen our asset portfolio, which is part of our overall growth strategy,” said Danny Harris, President and Chief Operating Officer of Enogex. “We will continue to look at the right growth opportunities to improve value to our parent company and shareholders.

“The assets included in this transaction are not part of our core business of providing intrastate gas services to numerous customers in Oklahoma including Oklahoma Gas and Electric and Public Service Company of Oklahoma,” Harris added.

Lehman Brothers Inc. advised Enogex on the transaction.

Enogex is engaged in natural gas gathering, processing, transportation, storage and marketing. OGE Energy also is parent of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 740,000 customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas.

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